Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158585

October 7, 2010

DUPONT FABROS TECHNOLOGY, INC.

7.875% Series A Cumulative Redeemable Perpetual Preferred Stock

(Liquidation Preference $25 Per Share)

Pricing Term Sheet

October 7, 2010

Issuer:	DuPont Fabros Technology, Inc.

Size:	7,000,000 shares (8,050,000 shares if the option to purchase additional shares is fully exercised)

Maturity:	Perpetual

CUSIP/ISIN:	26613Q 205/US26613Q2057

Trade Date:	October 7, 2010

Settlement Date:	October 13, 2010

Ratings*:	Ba3/B- (Moody’s/S&P)

Liquidation Preference:	$25 per share plus accrued and unpaid dividends

Dividend:	7.875% per annum (or $1.96875 per share), accruing from October 13, 2010

Step-Up Dividend:	11.875% per annum (or $2.96875 per share) upon a change of control if shares are not listed

Dividend Payment Dates:	January 15, April 15, July 15 and October 15 beginning January 15, 2011

Optional Redemption:	On and after October 15, 2015, redeemable in whole or in part at a redemption price equal to $25 per share plus any accrued and unpaid dividends

Special Optional Redemption:	If at any time following a change of control the shares are not listed, redeemable in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the shares are not so listed or quoted, for cash at $25 per share, plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date.

Listing:	The Issuer has filed an application with the NYSE and trading is expected to begin within 30 days of issuance

Joint Bookrunners:	Barclays Capital Inc., Raymond James & Associates, Inc., Macquarie Capital (USA) Inc., RBC Capital Markets Corporation, Jefferies & Company, Inc.

Co-Managers:	Stifel Nicolaus & Company, Incorporated, KeyBanc Capital Markets Inc., Oppenheimer & Co. Inc., Robert W. Baird & Co., TD Securities (USA) LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847 or Raymond James & Associates, Inc. toll-free at 800-248-8863.